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                                                            Exhibit (h)(3)

                            ADMINISTRATION AGREEMENT

         THIS AGREEMENT is made and entered into this ____ day of _____________, 2001, by and between AHA INVESTMENT FUNDS, INC., a Maryland corporation (the "Fund"), and CCM ADVISORS, LLC, a Delaware limited liability company ("CCMA").

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Fund has established separate series of shares ("Shares"), each corresponding to a separate investment portfolio having its own investment objective, and may establish additional series in the future (such existing and future series are collectively referred to herein as the "Funds");

         WHEREAS, the Fund desires to retain CCMA to render administrative services to the Fund and each of its series listed on Appendix A, as amended from time to time, in the manner and on the terms and conditions set forth below; and

         WHEREAS, CCMA is willing to provide administrative services to the Fund and each of its series, in the manner and on the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of their mutual promises, the Fund and CCMA agree as follows:

                                    ARTICLE 1
                               EMPLOYMENT OF CCMA

                  1.1 The Fund hereby employs CCMA to administer, or arrange for the administration of, its affairs to the extent requested by, and subject to the supervision and control of, the Board of Directors of the Fund (the "Directors") for the period and upon the terms herein set forth.

                  1.2 CCMA accepts such employment and agrees during such period at its own expense to render the services, or to arrange for the services to be rendered, and to assume the obligations herein set forth for the compensation herein provided.

                  1.3 CCMA shall for purposes of this Agreement be deemed to be an independent contractor, and unless otherwise expressly provided or authorized shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

                  1.4 The services of CCMA herein provided are not to be deemed exclusive and CCMA shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby.

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                                    ARTICLE 2
                                 DUTIES OF CCMA

                  2.1 ADMINISTRATIVE SERVICES. Subject to the terms of this Agreement and the supervision and control of the Directors, CCMA shall be responsible for all aspects of the Fund's administration and operation and shall supervise the business and affairs of the Fund and each Portfolio, providing such services and facilities as may be required for the effective administration of the Fund and Portfolios as are not provided by employees or other agents engaged by the Fund; provided that CCMA shall not have any obligation to provide under this Agreement any such services which are the subject of a separate agreement or arrangement between the Fund and CCMA, any affiliate of CCMA, or any third party administrator. Such administrative services include, but are not limited to:

                           (a)      Preparation and maintenance of the Fund's
registration statement with the Securities and Exchange Commission ("SEC");

                           (b)      Preparation and periodic updating of the
prospectus and statement of additional information for the Portfolios ("Prospectus");

                           (c)      Preparation, filing with appropriate
regulatory authorities, and dissemination of various reports for the Portfolios, including but not limited to semiannual reports to shareholders under Section 30(d) of the 1940 Act, annual and semiannual reports on Form N-SAR, and notices pursuant to Rule 24f-2;

                           (d)      Arrangement for all meetings of
shareholders, including the collection of all information required for preparation of proxy statements, the preparation and filing with appropriate regulatory agencies of such proxy statements, the supervision of solicitation of shareholders and shareholder nominees in connection therewith, tabulation (or supervision of the tabulation) of votes, response to all inquiries regarding such meetings from shareholders, the public and the media, and preparation and retention of all minutes and all other records required to be kept in connection with such meetings;

                           (e)      Maintenance and retention of all Fund
charter documents and the filing of all documents required to maintain the Fund's status as a Maryland corporation and as a registered open-end investment company;

                           (f)      Arrangement and preparation and
dissemination of all materials for meetings of the Directors and committees thereof and preparation and retention of all minutes and other records thereof;

                           (g)      Preparation and filing of the Fund's
Federal, state, and local income tax returns and calculation of any tax required to be paid in connection therewith;

                           (h)      Calculation of all Fund and Portfolio
expenses and arrangement for the payment thereof;

                           (i)      Calculation of and arrangement for payment
of all income, capital gain, and other distributions to shareholders of each Portfolio;


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                           (j)      Determination, after consultation with the
officers of the Fund, of the jurisdictions in which Shares shall be qualified for sale, or may be sold pursuant to an exemption from such qualification, and preparation and maintenance of the qualification of the Shares for sale under the securities laws of each such jurisdiction;

                           (k)      Provision of the services of person who may
be appointed as officers of the Fund by the Directors (it is agreed that some person or persons may be officers of both the Fund and CCMA, and that the existence of any such dual interest shall not affect the validity of this Agreement except as otherwise provided by specific provision of applicable law);

                           (l)      Preparation and dissemination of the Fund's
and each Portfolio's quarterly financial information to the Directors and preparation of such other reports relating to the business and affairs of the Fund and each Portfolio as the officers and Directors may from time to time reasonably request;

                           (m)      Administration of the Fund's Code of Ethics
and required reporting to the Directors of director and officer compliance therewith;

                           (n)      Provision of internal legal, accounting,
compliance, audit, and risk management services and periodic reporting to the Directors with respect to such services;

                           (o)      Negotiation, administration, and oversight
of third party services to the Fund including, but not limited to, custody, tax, transfer agency, disaster recovery, audit, and legal services;

                           (p)      Negotiation and arrangement for insurance
desired or required of the Fund and administering all claims thereunder;

                           (q)      Response to all inquiries by regulatory
agencies, the press, and the general public concerning the business and affairs of the Fund, including the oversight of all periodic inspections of the operations of the Fund and its agents by regulatory authorities and responses to subpoenas and tax levies;

                           (r)      Handling and resolution of any complaints
registered with the Fund by shareholders, regulatory authorities, and the general public;

                           (s)      Monitoring legal, tax, regulatory, and
industry developments related to the business affairs of the Fund and communicating such developments to the officers and the Directors as they may reasonably request or as CCMA believes appropriate;

                           (t)      Administration of operating policies of the
Fund and recommendation to the officers and the Directors of the Fund of modifications to such policies to facilitate the protection of shareholders or market competitiveness of the Fund and Portfolio and to the extent necessary to comply with new legal or regulatory requirements;

                           (u)      Responding to surveys conducted by third
parties and reporting of Portfolio performance and other portfolio information; and


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                           (v)      Filing of claims, class actions involving
portfolio securities, and handling administrative matters in connection with the litigation or settlement of such claims.

                                    ARTICLE 3
                       ALLOCATION OF CHARGES AND EXPENSES

                  3.1 CHARGES AND EXPENSES ALLOCATED TO CCMA. CCMA shall provide all executive, administrative, clerical and other personnel necessary to operate the Fund and shall pay the salaries and other costs of employing all of these persons. CCMA shall also furnish the Fund with office space, facilities, and equipment and shall pay the day-to-day expenses related to the operation and maintenance of such office space, facilities and equipment. All expenses incurred in the organization of the Fund or of any new Portfolios of the Fund, including legal and accounting expenses and certain costs of registering securities of the Fund under federal law and qualifying for sale under state securities laws, shall also be paid by CCMA.

                  3.2      CHARGES AND EXPENSES ALLOCATED TO THE FUND.

                           (a)      The Fund shall be responsible for payment of
all expenses it may incur in its operation and all of its general administrative expenses, except those expressly assumed by CCMA as described in Section 3.1 above. These include (by way of description and not of limitation), any share redemption expenses, expenses of portfolio transactions, shareholder servicing costs, pricing costs, interest on borrowings by the Fund, charges of the custodians and transfer agent, if any, cost of auditing services, non-interested Directors' fees, all taxes and fees, investment advisory fees (other than subadvisory fees), certain insurance premiums, cost of maintenance of corporate existence, investor services (including allocable personnel and telephone expenses), costs of printing and mailing updated Fund prospectuses to shareholders and contractholders, preparing, printing and mailing proxy statements and shareholder reports to shareholders and contractholders, the cost of paying dividends and capital gains distributions, costs of director and shareholder meetings, dues to trade organizations, and any extraordinary expenses, including litigation costs in legal actions involving the Fund, or costs related to indemnification of Directors, officers and employees of the Fund.

                           (b)      In connection with the services to be
provided by CCMA under this Agreement, CCMA may to the extent that it deems appropriate, make use of subcontractors selected by CCMA, provided that CCMA shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by CCMA or such parties.

                           (c)      The Fund shall be free to retain at its
expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice.

                           (d)      Any expenses borne by the Fund that are
attributable solely to the operation or business of a Portfolio shall be paid solely out of Portfolio assets. Any expense borne by the Fund which is not solely attributable to a Portfolio, nor solely to any other series of


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shares of the Fund, shall be apportioned in such a manner as CCMA determines is fair and appropriate, or as otherwise specified by the Directors.

                                    ARTICLE 4
                              COMPENSATION OF CCMA

                  4.1 (a) For the services to be rendered, the facilities to be furnished and the payments to be made by CCMA, as provided herein, the Fund shall pay to CCMA for each of the Fund's fiscal quarters on the last day of each such quarter a fee based upon the average daily net assets of each Portfolio, as determined pursuant to the Fund's registration statement and declaration of Fund, at the following annual rates:

                  PORTFOLIO                                            RATE
                  ---------                                            ----


                  4.2 For the quarter and year in which this agreement becomes effective or terminates there shall be an appropriate proration on the basis of the number of days that the agreement is in effect during the quarter and year respectively.

                  4.3 If, pursuant to the Fund's Registration Statement and Articles of Incorporation, the net asset value is not required to be determined on any particular business day, then for the purpose of the foregoing computations, the net asset value of a share as last determined shall be deemed to be the net asset value of a share as of the close of business on that day.

                                    ARTICLE 5
                            LIMITATIONS OF LIABILITY

                  5.1 LIMITATION OF LIABILITY OF CCMA. CCMA shall give the Fund the benefit of CCMA's reasonable best judgment and efforts in rendering services under this agreement; provided, that CCMA shall not be liable for any error of judgment or import of law, or for any loss suffered by the Fund in connection with the matters to which this agreement relates, except loss resulting from: (i) willful misfeasance, bad faith or gross negligence on the part of CCMA in the performance of its obligations and duties under this agreement; and (ii) its reckless disregard of its obligations and duties under this agreement.

                  5.2 LIMITATION OF LIABILITY OF FUND. CCMA acknowledges that it has received notice of and accepts the limitations on the Fund's liability as set forth in the Fund's Articles of Incorporation, as amended from time to time. In accordance therewith, CCMA agrees that the Fund's obligations hereunder shall be limited to the assets of the Portfolios, and with respect to each Portfolio shall be limited to the assets of such Portfolio, and no party shall seek satisfaction of any such obligation from any shareholder of the Fund, nor from any director, officer, employee or agent of the Fund.


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                                    ARTICLE 6
                                BOOKS AND RECORDS

                  6.1 CCMA hereby undertakes and agrees to maintain, in the form and for the period required, all records relating to the Fund's investments that are required to be maintained by the Fund pursuant to applicable law.

                  6.2 CCMA agrees that all books and records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such books, records or information upon the Fund's request. All such books and records shall be made available, within five business days of a written request, to the Fund's accountants or auditors during regular business hours at CCMA's offices. The Fund or its authorized representative shall have the right to copy any records in the possession of CCMA which pertain to the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this agreement, all such books, records or other information shall be returned to the Fund free from any claim or assertion of rights by CCMA.

                  6.3 CCMA further agrees that it will not disclose or use any records or information obtained pursuant to this agreement in any manner whatsoever except as authorized in this agreement and that it will keep confidential any information obtained pursuant to this agreement and disclose such information only if the Fund has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

                                    ARTICLE 7
                   DURATION AND TERMINATION OF THIS AGREEMENT

                  7.1 EFFECTIVE DATE AND TERM. This agreement shall become effective at the time at which it is approved by the Fund's Directors. The agreement shall continue in effect from year to year unless terminated as set forth in Section 7.2.

                  7.2      TERMINATION.

                           (a)      As to any Portfolio or the Fund, this
agreement may be terminated at any time, without penalty, by vote of the Directors or by CCMA, on sixty (60) days' written notice to the other party.

                           (b)      This agreement may be terminated at any time
without the payment of any penalty by vote of the Directors in the event that it shall have been established by a court of competent jurisdiction that CCMA or any officer or director of CCMA has taken any action which results in a breach of the covenants of CCMA set forth herein.

                           (c)      This agreement shall not be assigned without
the prior written consent of the Fund.


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                                    ARTICLE 8
                          AMENDMENTS TO THIS AGREEMENT

                  8.1 This agreement may be amended as to each Portfolio by the parties only if such amendment is specifically approved by the Directors.

                                    ARTICLE 9
                                     NOTICES

                  9.1 Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

                  If to the Fund:

                           AHA Investment Funds, Inc.
                           190 S. LaSalle Street, Suite 2800
                           Chicago, IL  60603

                           Attn:  Timothy Solberg

                  If to CCMA:

                           CCM Advisors, LLC.
                           190 S. LaSalle Street, Suite 2800
                           Chicago, IL  60603

                           Attn:  Douglas D. Peabody

                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

                  10.1 OTHER RELATIONSHIPS. It is understood that the officers, directors, agents, shareholders and other affiliates of the Fund are or may be interested in CCMA as officers, directors, agents, shareholders, affiliates or otherwise, and that the officers, directors, shareholders, agents and other affiliates of CCMA may be interested in the Fund otherwise than as a shareholder.

                  10.2 DEFINITIONS OF CERTAIN TERMS. The terms "assignment", "affiliated person" and "interested person", when used in this agreement, shall have the respective meanings specified in the 1940 Act.

                  10.3     APPLICABLE LAW.

                           (a)      This agreement shall be construed and the
provisions hereof interpreted under and in accordance with the laws of Illinois without regard to conflicts of law principles or precedents.


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                           (b)      This agreement shall be subject to the
provisions of the Securities Act of 1933, Securities Exchange Act of 1934, the 1940 Act, the Investment Advisers Act of 1940 and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

                  10.4 SEVERABILITY. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.

                  10.5 CAPTIONS. The captions in this agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                  10.6 COUNTERPARTS. This agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

                  10.7 COOPERATION WITH AUTHORITIES. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this agreement or the transactions contemplated hereby.

                  10.8 CUMULATIVE RIGHTS. The rights, remedies and obligations contained in this agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

                  IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

                                          CCM ADVISORS, LLC


                                          By:
                                             ---------------------------------
                                          Title:
                                                ------------------------------


                                          AHA INVESTMENT FUNDS, INC.


                                          By:
                                             ---------------------------------
                                          Title:
                                                ------------------------------


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                                   APPENDIX A

AHA Limited Maturity Fixed Income Fund

AHA Full Maturity Fixed Income Fund

AHA Balanced Master Portfolio

AHA Diversified Equity Fund

AHA U.S. Growth Equity Fund

AHA International Core Equity Fund

U.S. Government Money Market Master Portfolio


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